Exhibit 5.1

Thompson Hine LLP
2000 Courthouse Plaza, N.E.
10 West Second Street
Dayton, OH 45402
(937) 443-6600

June 24, 2005

TBC Corporation
7111 Fairway Drive, Suite 201
Palm Beach Gardens, Florida 33418

Ladies and Gentlemen:

We have acted as counsel to TBC Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,000,000 shares of Common Stock, $.10 par value per share, of the Company that may be issued pursuant to the TBC Corporation 2004 Incentive Plan (the “Plan”).

Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company offered under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We consent to the use of this opinion as an exhibit to the Company’s Registration Statement on Form S-8 with respect to the Plan.

Very truly yours,

/s/ Thompson Hine LLP

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